Exhibit 99

Accenture Announces Passing of Former Chairman and CEO Pierre Nanterme

NEW YORK; Jan. 31, 2019 — With great sadness, Accenture (NYSE:ACN) announces that Pierre Nanterme, former Chairman and CEO of Accenture, passed away today. The company extends its sincerest condolences to his family in this difficult time and expresses its enduring gratitude for his decades of leadership and inspiration.

“We are deeply saddened by this tragic loss,” said Marge Magner, non-executive chair of the board. “Pierre was an innovative and visionary leader who, above all, lived the company’s core values with a true passion for our people and an exceptional commitment to clients. He was an outstanding advocate for creating a culture of equality at Accenture. His energy, drive and leadership will be sorely missed.”

Over the course of his 36-year career at Accenture, Nanterme played critical roles in driving the company’s growth. He became chief executive officer in January 2011 and assumed the additional position of chairman of the board in February 2013. The company announced that Nanterme stepped down as chairman and chief executive officer on Jan. 11, 2019 for health reasons.

“Pierre was an iconic and exceptional leader, and an extraordinary individual in every way,” said David Rowland, interim chief executive officer. “His innate drive to create value, and his vision to rotate our business to new growth areas, has left Accenture stronger for generations to come. He was deeply committed to our people and had infectious energy and humor — inspiring all of us to be curious, continuously learn and innovate. We are forever grateful to Pierre for the impact he made.”

During his tenure as Chairman and CEO, Nanterme transformed Accenture with the rotation of its business to new digital services, while consistently delivering strong financial results. He established Accenture as a magnet for a diverse range of top talent, with a commitment to continuously investing to ensure its people have the most relevant and differentiated skills. His impact on Accenture’s clients was significant. Nanterme was also an outspoken advocate for the company’s commitment to inclusion and diversity, including gender equality, and set an ambitious new target of achieving a gender-balanced workforce by 2025. Nanterme’s visionary leadership and focus on innovation has positioned Accenture for continued long-term growth — a remarkable legacy that will benefit future generations.

About Accenture
Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With approximately 469,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture

+1 917 452 6561
stacey.jones@accenture.com